K&L|GATES                         Kirkpatrick & Lockhart Present Gates Ellis LLP
                                  1601 K Street, NW
                                  Washington, DC  20006-1600

                                  T 202.778.9000    www.klgates.com




                                October 29, 2007


Liberty All-Star Equity Fund
c/o ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203


Ladies and Gentlemen:

      We have acted as counsel to Liberty All-Star Equity Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of the Trust's Registration Statement on Form N-2 (File Nos. 333-145600; 811-04809), as amended (the "Registration Statement"), registering up to 20,085,239 shares (including shares subject to an over-subscription privilege) of beneficial interest, without par value (the "Shares"), of the Trust, issuable upon exercise of non-transferable rights (the "Rights") to subscribe therefor and registering the Rights, under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Trust's Declaration of Trust, as amended, and By-Laws, and the action of the Trust that provides for the issuance of the Rights and Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Rights and Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and


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K&L|GATES


Liberty All-Star Equity Fund
October 29, 2007
Page 2


      2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

      We hereby consent to the filing of this opinion with the SEC as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the reference to this firm in the statement of additional information that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,



                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP